                                                                    EXHIBIT 4.19


                                 LIMITED WAIVER

                           REGARDING CERTAIN COVENANTS
                                       AND
                          DISPOSITION OF CERTAIN ASSETS

     This LIMITED WAIVER is made and entered into as of January 24, 2000 (this "Waiver"), among (a) ITEQ, INC., a Delaware corporation (the "Borrower"), (b) THE GUARANTORS signatories hereto as guarantors, (c) BANKBOSTON, N.A., a national banking association having its principal place of business at 100 Federal Street, Boston, Massachusetts 02110 (acting in its individual capacity, "BKB"), and the other lending institutions which are or become parties to the Credit Agreement defined below (together with BKB, the "Banks"), (d) DEUTSCHE BANK AG, as documentation agent (the "Documentation Agent"), and (e) BANKBOSTON, N.A., as agent for the Banks (acting in such capacity, the "Agent"). Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement defined below.

     WHEREAS, the Borrower, the Guarantors, the Banks, the Documentation Agent and the Agent have entered into Revolving Credit Agreement, dated as of October 28, 1997 (as amended and in effect from time to time, the "Credit Agreement"), pursuant to which the Banks have extended credit to the Borrower on the terms set forth therein;

     WHEREAS, the Borrower has requested that the Banks and the Agent suspend or waive certain covenants and other provisions contained in the Credit Agreement and other Loan Documents; and

     WHEREAS, the Banks and the Agent have agreed to honor such requests upon the terms and subject to the conditions contained herein;

     NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     SECTION 1.  LIMITED SUSPENSION OF CERTAIN FINANCIAL COVENANTS.

     (a) The Banks and the Agent hereby agree temporarily to suspend the Borrower's obligation to comply with Sections 8.1, 8.2, 8.3, 8.4, 8.6 and 8.7 of the Credit Agreement until 5 p.m., Boston time, on February 29, 2000, provided, that each of the following conditions are met:

          (i) the Borrower's EBITDA for the month of November, 1999, plus any non-cash losses incurred in that month in connection with the Clinton Sale for that month, is no less than negative $386,000,

          (ii) the Borrower's EBITDA for the month of December, 1999, is no less than negative $350,000, exclusive, to the extent otherwise included in the computation of EBITDA for the month of December, 1999, of any increase in the Borrower's reserve for discontinued assets attributable to the HMT Sale and not exceeding $4,000,000 in the aggregate,

          (iii) the Borrower's EBITDA for the month of January, 2000, is no less than negative $350,000, and

          (iv) the Borrower shall have provided to the Banks and the Agent, within 25 days following the end of each of December, 1999, and January, 2000, a certificate signed by the Borrower's chief financial officer certifying as to the Borrower's compliance with minimum EBITDA condition for that month as set forth in this SECTION.1(a), together with the details thereof as reasonably requested by the Agent.

     (b) At 5:00 p.m., Boston time, on February 29, 2000, or at such earlier time as any condition set forth in SECTION.1(a) is not met, the provisions of SECTION.1(a) shall expire and be of no further force or effect, and the Banks and the Agent shall thereupon have all of the rights and remedies set forth in the Credit Agreement and the other Loan Documents as if the Borrower's compliance with Sections 8.1, 8.2, 8.3, 8.4, 8.6 and 8.7 of the Credit Agreement had never been suspended.


     SECTION 2. WAIVER REGARDING CERTAIN INVESTMENT RESTRICTIONS. The Banks and the Agent hereby waive any provision of Section 7.3 of the Credit Agreement that would otherwise restrict or prohibit:

     (a) the Borrower's investments in its International Subsidiaries (other than International Guarantors) made prior to January 11, 2000, provided that, after giving effect to each such investment when originally made, all of such investments did not at that time exceed a total amount equal to 7% of Consolidated Total Assets, and

     (b) an additional investment by the Borrower in Air-Cure Environmental GmbH ("Air-Cure") not to exceed $1,000,000 (or the equivalent thereof in Deutschmarks), provided that such investment meets each of the following conditions:

          (i) Air-Cure shall have obtained from an institutional lender in Germany (the "German Lender"), reasonably satisfactory to the Agent, a working capital line of credit not to exceed $1,000,000 (or the equivalent thereof in Deutschmarks),

          (ii) Air-Cure's obligations to the German Lender under the line of credit shall be secured by a prior perfected security interest in all or substantially all of the existing and after-acquired personal property assets of Air-Cure, subject only to such exceptions as are customary under German law and are satisfactory to the Agent,

          (iii) the Borrower shall have requested the Agent to issue under the Credit Agreement, and the Agent shall have issued, in favor the

     German Lender a Financial Letter of Credit, in a Maximum Drawing Amount not to exceed $1,000,000 (or the equivalent thereof in Deutschmarks), supporting Air-Cure's payment obligations to the German Lender under the line of credit and requiring, as a condition to draw thereunder, presentation of a certificate of the German Lender as to Air-Cure's payment default under the line of credit, together with a written assignment by the German Lender to the Agent, for the benefit of the Banks and the Agent, of all of the German Lender's right, title and interest in the line of credit and the collateral security therefor, and

          (iv) the documents evidencing the line of credit, the attachment, perfection and priority of the collateral security therefor, the Financial Letter of Credit, the draw certificate, the form of assignment, the related Letter of Credit Application, and all other documents, certificates and opinions relating to thereto and reasonably requested by the Agent shall be in form and substance reasonably satisfactory to the Agent and shall be executed and delivered by the parties thereto to the reasonable satisfaction of the Agent.

     (c) The Borrower agrees that it shall, and shall cause its Subsidiaries to, continue to comply with the provisions of Section 7.3 of the Credit Agreement, except as expressly modified in SECTIONS.2 (a) and (b).

     SECTION 3. LIMITED WAIVER REGARDING SALES OF CERTAIN ASSETS.

     (a) As used in this SECTION 3, the following terms have the meanings set forth below:

     Birmingham. The tank manufacturing operations of the Borrower and its Subsidiaries located in Birmingham, Alabama.

     Birmingham Assets. The assets of Birmingham to be sold as described on Exhibit A attached hereto.

     Birmingham Sale. The sale by the Borrower or one or more of its Subsidiaries of the Birmingham Assets.

     Escrow Funds. For any Subject Sale, any funds constituting the deferred portion of the purchase price for such Subject Sale to be held in escrow, whether pending determination of future assets or liabilities or otherwise. The term includes, if applicable, any interest on such funds.

     Escrow Letter of Credit. For any Subject Sale, a Financial Letter of Credit issued by the Agent, at the request of the Borrower, in favor of the buyer under such Subject Sale or in favor of the buyer's nominee.

     Fresno. The shop built operations of the Borrower and its Subsidiaries located in Fresno, California.

     Fresno Assets. The assets of Fresno to be sold as described on Exhibit B attached hereto.

     Fresno Sale. The sale by the Borrower or one or more of its Subsidiaries of the Fresno Assets.

     Graver. Graver Manufacturing Co., Inc., a Delaware corporation.

     Graver Assets. The assets and, if applicable, the issued and outstanding capital stock of Graver and ITEQ Aviation, to be sold as described on Exhibit C attached hereto.

     Graver Sale. The sale by the Borrower or one or more of its Subsidiaries of the Graver Assets.

     HMT. The so-called HMT divisions of ITEQ Storage.

     HMT Assets. The assets of HMT and, if applicable, the issued and outstanding capital stock of one or more Subsidiaries of ITEQ Storage or the Borrower to be sold as described on Exhibit D attached hereto.

     HMT Sale. The sale by the Borrower and one or more of its Subsidiaries of the HMT Assets.

     ITEQ Aviation. ITEQ Aviation, Inc., a Delaware corporation.

     ITEQ Storage. ITEQ Storage Systems, Inc., a Delaware corporation.

     Net Cash Proceeds. For each Subject Sale, the gross cash proceeds, net of reasonable direct transaction costs, such as broker's fees, transfer taxes and professional fees and expenses incurred on account of such Subject Sale. The term does not include (a) any Escrow Funds or (b) any funds received by the Agent pursuant to SECTION 3(a)(vi) in exchange for the issuance of an Escrow Letter of Credit.

     Reliable. Reliable Steel, Inc., a Delaware corporation.

     Reliable Assets. The assets and, if applicable, the issued and outstanding capital stock of Reliable, to be sold as described on Exhibit E attached hereto.

     Reliable Sale. The sale by the Borrower or one or more of its Subsidiaries of the Reliable Assets.

     SLO The field erect operations of ITEQ Storage located in San Luis Obispo, California.

     SLO Assets. The assets of SLO to be sold as described on Exhibit F attached hereto.

     SLO Sale. The sale by the Borrower or one or more of its Subsidiaries of the SLO Assets.

     Subject Assets. The Birmingham Assets, the Fresno Assets, the Graver Assets, the HMT Assets, the Reliable Assets and the SLO Assets.

     Subject Sales. The Birmingham Sale, the Fresno Sale, the Graver Sale, the HMT Sale, the Reliable Sale and the SLO Sale.

     (b) The Banks and the Agent hereby consent to each Subject Sale, to the release by the Agent of the Agent's security interest in the Subject Assets applicable to such Subject Sale, and to the release from its guaranty of any Subsidiary which is a Guarantor and all of whose capital stock is being sold as part of such Subject Assets, provided that, for such Subject Sale, each of the following conditions are met:

          (i) the Net Cash Proceeds of such Subject Sale shall be no less than the amount set forth in the table below opposite such Subject Sale, and such Subject Sale shall have been completed by the date set forth in such table opposite such Subject Sale:



        ----------------------------- ------------------------------------ --------------------------------
                                       NET CASH PROCEEDS TO BE RECEIVED
               SUBJECT SALES                      AT CLOSING                       COMPLETION DATE
        ----------------------------- ------------------------------------ --------------------------------
          HMT Sale                              $38,500,000                     February 28, 2000
          Graver Sale                           $3,000,000                      February 28, 2000
          SLO Sale                              $8,500,000                      February 28, 2000
          Fresno Sale                           $1,600,000                      June 30, 2000
          Reliable Sale                         $2,500,000                      June 30, 2000
          Birmingham Sale                       $600,000                        June 30, 2000


          (ii) the Net Cash Proceeds of such Subject Sale, if not paid directly to the Agent by the buyer, shall, upon receipt by the Borrower or any Subsidiary of such Net Cash Proceeds, be forthwith paid to the Agent for application to the Obligations,

          (iii) each of the then Total Commitment and the then maximum permitted outstanding amount of the Revolving Credit Loans, as set forth in the first sentence of Section 2.1 of the Credit Agreement, shall be permanently and automatically reduced by an amount equal to the Net Cash Proceeds of such Subject Sale, such reduction to be effective at the time at which such Net Cash Proceeds are first received by the Borrower or any Subsidiary,

          (iv) the Agent's security interest under the Security Documents shall attach, on a first perfected basis, to any non-cash proceeds of such Subject Sale, the Borrower hereby agreeing to, and to cause any applicable Subsidiary to,

               (A) deliver any such non-cash proceeds consisting of instruments or investment property, together with indorsements and stock powers executed in blank, to the Agent to hold as Collateral under the Security Documents,

               (B) permit the Agent to notify any escrow agent of the Agent's security interest, for the benefit of the Banks and the Agent, in any Escrow Funds, and cause the escrow agent to agree, at the time of the establishment of the escrow, using irrevocable instructions satisfactory to the Agent, to deliver the Escrow Funds, to the Agent, without further consent of the Borrower or such Subsidiary, for application to the Obligations, to such extent and at such time as delivery would otherwise be available to the Borrower or such Subsidiary under the terms of the escrow, and

               (C) take any other action as may be necessary or, in the opinion of the Agent, advisable for the Agent to perfect and to maintain its perfection and priority of such security interest,

          (v) the Agent and its counsel shall have reviewed and shall be reasonably satisfied with the terms and conditions of the purchase and sale agreement of such Subject Sale, any escrow arrangements, and all related documents as well as the identity of the buyer thereunder to the extent not previously disclosed to the Banks and the Agent prior to January 12, 2000,

          (vi) to the extent that any such purchase and sale agreement shall provide that payment of any portion of the purchase price is to be deferred as Escrow Funds, the Borrower or any applicable Subsidiary shall have used reasonable commercial efforts to afford the Agent the option to receive the Escrow Funds for application to the then outstanding Revolving Credit Loans (or if the Revolving Credit Loans have been paid in full, then application to other Obligations) in exchange for the issuance of an Escrow Letter of Credit and, if such option is granted to and exercised by the Agent, such funds shall have been received by the Agent upon issuance of the Escrow Letter of Credit, provided, however, that such efforts shall not be required of the Borrower or such Subsidiary, and the Agent may not exercise any such option granted, if the Maximum Drawing Amount of all Escrow Letters of Credit, including the Maximum Drawing Amount of any such proposed Escrow Letter of Credit, would exceed (A) the amount of the Total Commitment, minus (B) the then maximum permitted outstanding amount of Revolving Credit Loans as set forth in Section 2.1 of the Credit Agreement, minus (C) the Letter of Credit sublimit set forth in Section 3.1(a)(i) of the Credit Agreement,

          (vii) prior to such Subject Sale, the Banks and the Agent shall have received copies of, and shall be satisfied with, the results of appraisals and valuations by professional appraisers and valuation experts, to the extent so engaged by the Borrower or any of its Subsidiaries to support the sales price reflected in the purchase and sale agreement for such Subject Sale, and

          (viii) unless otherwise waived in writing by the Majority Banks, after otherwise giving effect to this Waiver, no Default or Event of Default shall have occurred and shall be continuing at the time of completion of such Subject Sale or would occur as a result thereof.

     (c) Upon satisfaction of the conditions set forth in SECTION 3(b) for a Subject Sale, the Agent is instructed by the Banks (i) to provide such Uniform Commercial Code or other releases and confirmations of releases of the Agent's security interest in the applicable Subject Assets sold under such Subject Sale,
(ii) to provide any releases or confirmations of release of any Guarantor from its guaranty if all of the capital stock of such Guarantor is comprised in the Subject Sale sold under such Subject Sale, and (iii) if applicable, to deliver to the Borrower or its nominee any certificated securities of such Guarantor's capital stock in the possession or under the control of the Agent. The Agent shall be entitled to assume that any factual condition set forth in SECTION 3(b), not evident from the Agent's own books and records, has been met unless the officers of the Agent active upon the Borrower's account have actual knowledge that such condition has not been met.

     (d) The Agent and the Banks acknowledge and agree that the Letter of Credit sublimit set forth in Section 3.1(a)(i) of the Credit Agreement, and which is currently $5,000,000, shall not include the Maximum Drawing Amount of any Escrow Letter of Credit. The Maximum Drawing Amount of Escrow Letters of Credit shall otherwise be included in computations of credit availability under the Credit Agreement when such availability is measured by reference to the Maximum Drawing Amounts of Letters of Credit. In the event of a drawing under an Escrow Letter of Credit, the then maximum permitted outstanding amount of Revolving Credit Loans, as set forth in the first sentence of Section 2.1 of the Credit Agreement, shall be increased by the amount of such drawing. Any drawing under an Escrow Letter of Credit shall not increase the Total Commitment.

     (e) The provisions of this SECTION 3 supersede (i) in respect of the Birmingham Sale, the Limited Waiver Regarding Disposition of Certain Assets and Certain Financial Covenants dated as of September 30, 1999, and (ii) in respect of the HMT Sale, the Limited Waiver Regarding Disposition of Assets dated as of December 8, 1999.

     SECTION 4. WAIVER FEES. The Borrower hereby agrees to pay to the Agent, for the account of the Banks that execute this Waiver, a waiver fee equal to $15,000 in the aggregate (the "Waiver Fee"). The Waiver Fee shall be shared pro rata by the Banks that execute this Waiver in accordance with their Commitments. The Waiver Fee shall be nonrefundable and fully earned as of the date hereof.

     SECTION 5. CONDITIONS TO EFFECTIVENESS. This Waiver shall not become effective unless on or prior to 5:00 p.m. Boston time on Monday, January 24, 2000, (a) the Waiver Fee shall have been paid to the Agent for the account of each of the Banks that execute this Waiver, and (b) this Waiver shall have been executed and delivered by the Borrower, the Guarantors, the requisite Banks and the Agent. For purposes of Sections 1 and 2, the requisite Banks are the Majority Banks. For purposes of Section 3, the requisite Banks are all of the Banks. Any Exhibit relating to a Subject Sale referred to in Section 3 may be delivered by the Borrower after this Waiver has become effective, but the provisions of Section 3 applicable to such Subject Sale will not become effective until the Agent has received and approved such Exhibit.

     SECTION 6. REPRESENTATIONS AND WARRANTIES. The Borrower hereby represents and warrants to the Banks and the Agent as follows:

     SECTION 6.1. REPRESENTATIONS AND WARRANTIES IN CREDIT AGREEMENT. Each of the representations and warranties of the Borrower contained in the Credit Agreement as modified hereby or in any document or instrument delivered pursuant to or in connection with the Credit Agreement as modified hereby are true as of the date hereof (except to the extent of changes resulting from transactions contemplated or permitted by the Credit Agreement and changes occurring in the ordinary course of business which singly or in the aggregate are not materially adverse, or to the extent that such representations and warranties relate solely and expressly to an earlier date) and, taking into account this Waiver, no Default or Event of Default has occurred and is continuing.

     SECTION.6.2. AUTHORITY, NO CONFLICTS, ETC. The execution, delivery and performance of this Waiver and the transactions contemplated hereby (i) are within the corporate authority of the Borrower and the Guarantors, (ii) have been duly authorized by all necessary corporate proceedings, (iii) do not conflict with or result in any material breach or contravention of any provision of law, statute, rule or regulation to which the Borrower or any Guarantor is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrower or Guarantors so as to materially adversely affect the assets, business or any activity of the Borrower or Guarantors, and (iv) do not conflict with any provision of the corporate charter or bylaws of the Borrower or Guarantors or any agreement or other instrument binding upon them. The execution, delivery and performance of this Waiver will result in valid and legally binding obligations of the Borrower and Guarantors enforceable against each in accordance with the respective terms and provisions hereof.

     SECTION 7. RATIFICATION, ETC. This Waiver is limited to the waivers set forth herein and upon the terms and subject to the conditions contained herein. Except as expressly stated herein, the Credit Agreement, the other Loan Documents and all documents, instruments and agreements related thereto are hereby ratified and confirmed in all respects and shall continue in full force and effect. This Waiver is a Loan Document.

     SECTION 8. RELEASE. In order to induce the Agent and the Banks to enter into this Waiver, each of the Borrower and the Guarantors acknowledges and agrees that: (i) neither the Borrower nor any Guarantor has any claim or cause of action against the Agent or any Bank (or any of its respective directors, officers, employees or agents); (ii) neither the Borrower nor any Guarantor has any offset right, counterclaim or defense of any kind against any of their respective obligations, indebtedness or liabilities to the Agent or any Bank; and (iii) each of the Agent and the Banks has heretofore properly performed and satisfied in a timely manner all of its obligations to the Borrower and each Guarantor. The Borrower and the Guarantors wish to eliminate any possibility that any past conditions, acts, omissions, events, circumstances or matters would impair or otherwise adversely affect any of the Agent's and the Banks' rights, interests, contracts, collateral security or remedies. Therefore, each of the Borrower and the Guarantors unconditionally releases, waives and forever discharges (A) any and all liabilities, obligations, duties, promises or indebtedness of any kind of the Agent or any Bank to either the Borrower and any Guarantor, except the obligations to be performed by the Agent or any Bank on or after the date hereof as expressly stated in this Waiver, the Credit Agreement and the other Loan Documents, and (B) all claims, offsets, causes of action, suits or defenses of any kind whatsoever (if any), whether arising at law or in equity, whether known or unknown, which the Borrower or any Guarantor might otherwise have against the Agent, any Bank or any of its directors, officers, employees or agents, in either case (A) or (B), on account of any past or presently existing condition, act, omission, event, contract, liability, obligation, indebtedness, claim, cause of action, defense, circumstance or matter of any kind.

     SECTION 9. COUNTERPARTS. This Waiver may be executed in any number of counterparts, which together shall constitute one instrument.

     SECTION 10. GOVERNING LAW. THIS WAIVER SHALL BE A CONTRACT UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS, SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF SAID JURISDICTION, WITHOUT REFERENCE TO CONFLICTS OF LAW, AND IS INTENDED TO TAKE EFFECT AS A SEALED INSTRUMENT.

     IN WITNESS WHEREOF, the parties hereto have executed this Waiver as an instrument under seal to be effective as of the date first above written.

THE BORROWER:

ITEQ, INC.


By:/s/  MARK E. JOHNSON
  ------------------------------
     Name:  Mark E. Johnson
     Title: Chairman

THE GUARANTORS:

ITEQ MANAGEMENT COMPANY
EXELL, INC. (a Delaware corporation which is successor by merger to EXELL. INC., a Texas corporation)
ITEQ TANK SERVICES, INC. (successor by
 merger to HMT TANK SERVICE, INC.)
RELIABLE STEEL, INC.
AIR-CURE DYNAMICS, INC.
AMEREX INDUSTRIES, INC.
OHMSTEDE, INC.
INTEREL ENVIRONMENTAL
 TECHNOLOGIES, INC.
ALLIED INDUSTRIES, INC.
ITEQ CONSTRUCTION SERVICES, INC.
 (f/k/a HMT CONSTRUCTION SERVICES,
 INC.)
ITEQ INTELLECTUAL PROPERTIES, INC.
 (f/x/a AIX INTELLECTUAL PROPERTIES,
 INC.)
ITEQ INVESTMENTS, INC. (f/k/a
 ASTROTECH INVESTMENTS, INC.)
TEXOMA TANK COMPANY, INC.
ITEQ STORAGE SYSTEMS, INC. (f/k/a
 BROWN-MINNEAPOLIS TANK &
 FABRICATING CO., successor by merger to
 HMT, INC., HMT SENTRY SYSTEMS, INC.
 and TRUSCO TANK, INC.)
GRAVER MANUFACTURING CO., INC.
 (f/k/a GRAVER HOLDING COMPANY,
 successor by merger to GRAVER TANK &
 MFG. CO., INC., GRAVER TANK
 INTERNATIONAL, INC., GRAVER POWER,
  INC., and GRAVER TANK & VESSEL, INC.)
G.L.M. ACQUISITION, L.L.C.


By:/s/  MARK E. JOHNSON
  -----------------------------
     Name:  Mark E. Johnson
     Title: Chairman

THE LENDERS:

BANKBOSTON, N.A.,
 individually and as Agent


By: /s/  VIRGINIA W. DENNETT
  --------------------------------
  Name:  Virginia W. Dennett
  Title: Vice President



DEUTSCHE BANK AG,
 individually and as Documentation Agent


By: /s/  MARGARET S. CHEAVER
  ---------------------------------
  Name:  Margaret S. Cheaver
  Title: Managing Director


By: /s/  ROBERT C. WHEELER
  ---------------------------------
  Name:  Robert C. Wheeler
  Title: Director



BANK OF SCOTLAND


By: /s/  ANNIE GLYNN
  ----------------------------------
  Name:  Annie Glynn
  Title: Senior Vice President



BANK ONE, TEXAS, N.A.


By:  /s/  BRADLEY C. PETERS
  ----------------------------------
  Name:  Bradley C. Peters
  Title: Vice President

PARIBAS (f/k/a Banque Paribas)


By:/s/  SCOTT CLINGAN
  -----------------------------------
  Name:  Scott Clingan
  Title: Director


By: /s/  LARRY ROBINSON
  -----------------------------------
  Name:  Larry Robinson
  Title: Vice President



COMERICA BANK


By: /s/  T. BANCROFT MATTEI
  -----------------------------------
  Name:  T. Bancroft Mattei
  Title: Account Officer



THE FUJI BANK, LIMITED


By: /s/  RAYMOND VENTURA
  -----------------------------------
  Name:  Raymond Ventura
  Title: Vice President & Manager



HIBERNIA NATIONAL BANK


By: /s/  CHRISTOPHER PITRE
  -----------------------------------
  Name:  Christopher Pitre
  Title: Vice President



BANK OF AMERICA, N.A. (f/k/a NationsBank, N.A.)


By: /s/  WILLIAM E. LIVINGSTONE, IV
  -----------------------------------
  Name:  William E. Livingstone, IV
  Title: Managing Director

UNION BANK OF CALIFORNIA, N.A.


By: /s/  JOEL STEINER
  -----------------------------------
  Name:  Joel Steiner
  Title: Vice President



CHASE BANK TEXAS, NATIONAL ASSOCIATION (f/k/a Texas Commerce Bank, N.A.)


By:/s/  BRUCE A. SHILCUTT
  -----------------------------------
  Name:  Bruce A. Shilcutt
  Title: Vice President